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                                                              Exhibit 99.B(h)(3)

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

AGREEMENT made as of May ____, 1999, by and between WELLS FARGO FUNDS TRUST, a Delaware business trust, having its principal office and place of business at 111 Center Street, Little Rock, Arkansas 72201 (the "Fund"), and BOSTON FINANCIAL DATA SERVICES, INC. a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, Quincy, Massachusetts 02171 (the "Transfer Agent")

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund intends to initially offer shares in series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Section 18, being herein referred to as a "Portfolio," and collectively as the
----------
"Portfolios");

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   Terms of Appointment and Duties
     -------------------------------

     1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Fund's issued and outstanding shares of beneficial interest, ("Shares") and as dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Funds ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("Prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

          (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Fund's Declaration of Trust (the "Custodian");

                                       1
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          (b) Pursuant to purchase orders, issue the appropriate number of
          Shares and hold such Shares in the appropriate Shareholder account;

          (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

          (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

          (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

          (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (g) Prepare and transmit payments (or credit the appropriate shareholder account) for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

          (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

          (i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

          (j) Record the issuance of Shares of the Fund and maintain pursuant to Regulation 17Ad-10(e) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") a record of the total number of Shares of the Fund which are issued and outstanding. The Transfer Agent shall also provide the Fund on a daily basis with the total number of Shares which are issued and outstanding and shall have no other obligations with respect to this item.

  1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

          (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

          (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require on the next business day.

          (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State.

          (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instruction of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking.

          (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

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          (f) Conversion Services. Upon completion of the contemplated mutual fund reorganizations involving the Fund and Norwest Advantage Funds ("NAF"), Transfer Agent shall convert and merge the account information for SFI and NAF into one platform for the conversion fee specified in Schedule 1.3(f).

  2. Third Party Administrators for Defined Contribution Plans
     ---------------------------------------------------------

     2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended) (the "TPA(s)").

     2.2  In accordance with the procedures established in the initial Schedule
                                                                       --------
          2.2 entitled "Third Party Administrator Procedures," as may be amended
          ---
          by the Transfer Agent and the Fund from time to time ("Schedule 2.2"),
                                                                 ------------
          the Transfer Agent shall:

          (a) Treat and maintain accounts established by the Plans in the name of the Trustees, Plans or TPA as omnibus accounts; and

          (b) Perform all services under Section 1 as transfer agent of the
                                         ---------
          Funds and not as a record-keeper for the Plans.

     2.3  Transactions identified under Section 2.3 of this Agreement shall be
                                        -----------
          deemed exception services ("Exception Services") when such transactions require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 according to the Fund's prospectus, or under
                         ---------
          Section 2.2 of this Agreement.
          -----------

  3. Fees and Expenses
     -----------------

     3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees set forth in the attached fee schedule ("Schedule 3.1"). Such fees and the
                                               ------------
          out-of-pocket expenses and advances identified under Section 3.2 below
                                                               -----------
          may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

     3.2  Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1
                                                                    -----------
          above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses at cost, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses
                 ------------
          incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

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

     3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

     3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within ninety (90) calendar days following the receipt of each billing notice if the Fund is disputing in good faith any amounts already paid.

     3.5 Fee Increases. Prices will be increased annually during the initial three (3) year term of the Agreement. The Transfer Agent will increase the fees payable under this Agreement, on an annual basis, by an amount not to exceed change in the CPI Index. In no event, however, shall such cumulative increase be greater than three percent (3%) over the fee charged during the previous twelve (12) months. "CPI Index" shall mean the United States Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U), All U.S. Cities Average (1982-1984=100) published by the Bureau of Labor Statistics of the United States Department of Labor, or such successor index (appropriately converted to an equivalent reference base) as shall be published by the Bureau of Labor Statistics.

  4. Millennium Date Change
     ----------------------

     4.1 Millennium Date Change. Transfer Agent will take all commercially reasonable steps to ensure that its products (and those of its third party providers) are Year 2000 Ready. For purposes of this Agreement, "Year 2000 Ready" means that the products will operate with dates in multiple centuries the same way the products operate with dates in single centuries, including, but not limited to, century recognition of dates and calculations that correctly compute same century and multi-century formulas and date values. If any changes are required, the Transfer Agent will make changes to its computer systems, including the computer systems provided by DST Systems, Inc. ("DST Systems"), at a price to be agreed upon by the parties and in a commercially reasonable time frame and will require third party providers to do likewise; provided however, if any such changes are
                                    ----------------
          required pursuant to Section 4 of this Agreement solely because of the
                               ---------
          DST Systems, the Fund will not be required to pay a fee or out-of-pocket expenses to the Transfer Agent for such changes. To the extent that a change is necessary that will be charged to the Fund and such change is not precipitated by a condition unique to the Fund, the price and costs agreed upon will be based only upon the Fund's pro rata share of such costs and fees spread out over all of the Transfer Agent's affected customers. The provisions of this Section 4 do not
                                                             ---------
          constitute a certification, guarantee, warranty or indemnity with respect to Year 2000 Ready Products, but do constitute covenants.

     4.2 Year 2000 Project Plans. Transfer Agent agrees that it will provide to the Funds, no later than the execution date of this Agreement, a copy of the TA Y2K Report filed with the Securities Exchange Commission and all required updates thereto promptly. Transfer Agent agrees that it will cooperate with Fund and its regulators, and the regulators of its service providers regarding the TA Y2K Report, and all required updates, required to be filed with the Securities & Exchange Commission.

  5. Performance Standards
     ---------------------

     5.1 Establishing Bench Mark. On or before October 15, 1999 the Transfer Agent and the Fund will determine a baseline for the establishment of performance standards and agree upon service fee adjustments as either a reward or risk to the Transfer Agent based on the relationship of its performance to such performance standards. Thereafter, such performance standards and service fee adjustments will to be set forth in Schedule 5.1 of this Agreement.
             ------------

     5.2 Third Party Study. The parties shall retain, each contributing equally to the expense, National Quality Review or another firm to be chosen by the parties ("NQR" herein in any case) to perform a study to determine a baseline of performance standards to measure accuracy and timeliness of services. Such study shall use, as a determining factor in establishing the baseline, periodic Fund provided data which forecasts predicted market and volume projections.

  6. Representations and Warranties of the Transfer Agent
     ----------------------------------------------------

     The Transfer Agent represents and warrants to the Fund that:

     6.1 It is a Massachusetts corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

     6.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

     6.3 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

     6.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     6.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     6.6 It carries and will continue to carry general liability, errors and omissions, fidelity bond and other policies, with limits of not less than $5 million for aggregate general liability, $20 million for errors and omissions and $80 million for fidelity bond and upon written request shall provide certificates of liability insurance to the Fund.

  7.  Representations and Warranties of the Fund
      ------------------------------------------

      The Fund represents and warrants to the Transfer Agent that:

      7.1 It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

      7.2 It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

      7.3 All corporate proceedings required by said Declaration of Trust have been taken to authorize it to enter into and perform this Agreement.

      7.4 It is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

      7.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

  8.  Wire Transfer Operating Guidelines/Articles4A of the Uniform Commercial
      -----------------------------------------------------------------------
      Code
      ----

      8.1 The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Funds' instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

      8.2 The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

      8.3 The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

      8.4 The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized. If the Transfer Agent exercises its rights pursuant to
           Section 8.4 of this Agreement the Transfer Agent shall notify the
           -----------
           Funds by confirmation pursuant to Section 8.9 of this Agreement.
                                             -----------

      8.5 The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

      8.6 The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

      8.7 The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the execution of such payment order pursuant to Section 8.9
                                                                    -----------
           of this Agreement. In no event (including failure to execute a payment order) shall the Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

      8.8 When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

     8.9 Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty-four (24) hours notice and may be delivered to the Fund through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

9.   Data Access and Proprietary Information
     ---------------------------------------

     9.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats (except such screen formats and report formats as may be necessary to respond to Shareholder problems or inquiries), interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund related data ("Customer Data") maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no sense shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

          (a) Use such programs and databases (i) solely on the Fund's computers, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

          (b) Refrain from copying or duplicating in any way (other than in the normal course of performing, processing on the Fund's computer(s)), the Proprietary Information;

          (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

          (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

          (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

          (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary

          Information at common law, under federal copyright law and under other federal or state law.

     9.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

     9.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Propriety Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

     9.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIM ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     9.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to:
          (i) effect the transfer or movement of cash or Shares; or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time and communicated in writing to the Fund for its review prior to their implementation.

     9.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this
                                             ---------
          Section shall survive any earlier termination of this Agreement.

10.  Indemnification
     ---------------

     10.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and as respects Section
                                                                  -------
           10.1(e), State Street Bank and Trust Company (the "Bank"), harmless
           -------
           from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

           (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

           (b) The Fund's lack of good faith, negligence, or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

           (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services which are received by the Transfer Agent or its agents or subcontractors in conformity with procedures established by the Transfer Agent by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar; (ii) any instructions or requests of the Fund or any of its officers received in conformity with a procedure established by the Transfer Agent from time to time and communicated to the Fund in writing prior to implementation; (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons that are received in conformity with a procedure established by the Transfer Agent from time to time and communicated to the Fund in writing prior to implementation; or (iv) any instruction or opinions from qualified legal counsel (which may be Fund counsel) with respect to any matter (e.g., distribution of Shareholder account pursuant to a divorce decree) arising in connection with the Transfer Agent's performance of services under this Agreement.

           (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

           (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent; or

           (f) Upon the Fund's request entering into any agreements required by the National Securities Clearing Corporation (the "NSCC") required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

     10.2 The Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any actions or failure of the Transfer Agent to act as a result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

     10.3 Upon the assertion of a claim for which the indemnifying party (the "Indemnitor") may be required to indemnify the party seeking indemnity (the "Indemnitee"), the Indemnitee shall promptly notify the Indemnitor of such assertion, and shall keep the Indemnitor advised with respect to all developments concerning such claim. The Indemnitor shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify the Indemnitee except with the Indemnitor 's prior written consent.

     10.4 The parties agree that the Bank shall be a third-party beneficiary to this Agreement with respect to the indemnification provided in
           Section 10.1(e) herein.
           ---------------

11.  Standard of Care
     ----------------

     11.1 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents, except as provided in Section
                                                                     -------
           11.2 below. The parties agree that any encoding or payment processing
           ----
           errors shall be governed by the above standard of care and the Fund agrees as between the Fund and the Transfer Agent that the standard of care created under Section 4-209 of the Uniform Commercial Code is superseded by Section 11.1 of this Agreement.
                         ------------

     11.2  In the case of Exception Services as defined in Sections 2.3 herein,
                                                           ------------
           the Transfer Agent shall be held to a standard of gross negligence.

12.  Confidentiality
     ---------------

     12.1 Transfer Agent Proprietary Information. Fund agrees and acknowledges that it will be exposed to the Services and that, as between Transfer Agent and the Fund, the Services contain valuable trade secrets of Transfer Agent embodying substantial creative efforts and confidential information, ideas and expressions ("Transfer Agent Proprietary Information"). All Transfer Agent Proprietary Information will remain the sole property of Transfer Agent and Fund will have no interest in or rights to such Transfer Agent Proprietary Information except as expressly granted by this Agreement.

     12.2 Fund Proprietary Information. Transfer Agent agrees and acknowledges that it will be exposed to information concerning the Fund and its Affiliates' business, products, proposed products, shareholders and related information, including without limitation, shareholder data, testing procedures and pricing policies, along with the record-bearing media containing such information, all of which constitute confidential and proprietary information of the Fund ("Fund Proprietary Information"). All Fund Proprietary Information will remain the sole property of the Fund except the right to use the same to carry out the Services set forth in this Agreement.

     12.3 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Shareholder's lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree that they will not, at any time during the term of this Agreement or after its termination, use confidential information of the other party in its own business, except as necessary to perform the terms of this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 9.3 shall be available to the party whose
                       -----------
           confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

     12.4 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will notify the Fund and secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is required by law or court order.

13.  Covenants of the Fund and the Transfer Agent
     --------------------------------------------

     13.1  The Fund shall promptly furnish to the Transfer Agent the following:

           (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

           (b) A copy of the Fund's Declaration of Trust and all amendments thereto.

     13.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     13.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

14.  Termination of Agreement
     ------------------------

     14.1 Term. The initial term of this Agreement (the "Initial Term") shall be three years from the mutual execution of the contract unless terminated pursuant to the provisions of this Section. Unless a terminating party gives written notice to the other party ninety (90) days before the expiration of the Initial Term this Agreement will renew automatically from year to year ("Renewal Term"). Ninety (90) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.

     14.2 Termination for Cause by Fund. The Fund may terminate this Agreement for default as provided in Section 14.3 herein, in the event that:
                                      ------------
           (a) Transfer Agent, its employees or affiliated agents becomes unable to materially perform the services under this Agreement, including material failure of its operational capability for any reason other than the actions of the Fund, third parties or as provided in Section
                                                                         -------
           17.3 herein;
           ----

           (b) Testing or a material operational failure of the DST Systems due to a Year 2000 issue demonstrates that the DST Systems are not Year 2000 Ready as defined in Section 4 of this Agreement;
                                    ---------

           (c) During the Initial Term (i) the Transfer Agent fails to meet the performance standards in Section 5 of this Agreement for a period of
                                    ---------
           seven (7) consecutive months (each month in which performance standards are met, or before the seventh (7th) consecutive month requires commencement of a new consecutive month calculation for any subsequent failure to meet performance standards) (ii) or if any time during such term there are more than two instances in which a new consecutive month calculation is commenced as a result of performance standards being met in the seventh (7th) month; or

           (d) The performance of the services by the Transfer Agent becomes unlawful.

     14.3 Default and Cure. If either of the parties to this Agreement becomes in default in the performance of its duties or obligations under this Agreement, and such default has a material effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure the default within thirty
           (30) days of receipt of such notice, or within longer periods as the parties may agree is necessary for such cure. If the defaulting party fails to cure such default within the 30-day cure period (or such other time as agreed to by the parties), then the non-defaulting party may terminate this Agreement immediately upon written notice to the defaulting party. Such opportunity to cure shall include the Transfer Agent taking commercially reasonable steps to make the DST Systems Year 2000 Ready Products.

     14.4 Immediate Termination. Either party may terminate this Agreement by written notice to the other party, effective at any time specified therein, in the event:

           (a) bankruptcy, insolvency, dissolution or liquidation proceedings of any nature are instituted by or against the other party and such suit, conservatorship or receivership is not discharged within thirty
           (30) days; or

           (b) either party to this Agreement discontinues all or a significant part of its business operations.

     14.5 Costs When Fund Terminates. Should the Fund exercise its right to terminate pursuant to either Sections 14.3 or 14.4 of this Agreement,
                                        ---------------------
           Transfer Agent agrees that all direct out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Transfer Agent.

     14.6 Costs When Transfer Agent Terminates or Term Ends. If the Agreement terminates at the end of the term specified in Section 14.1 of this
                                                          ------------
           Agreement, or the Transfer Agent exercises its right to terminate pursuant to Sections 14.3 or 14.4 of this Agreement, all direct out-
                       ---------------------
           of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. The Transfer Agent will charge, and the Fund will pay for any services provided by the Transfer Agent in connection with the conversion to a successor transfer agent. Payment of such expenses or costs shall be in accordance with Section 3 of this Agreement.
                           ---------

     14.7 Confidential Data. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

15.  Assignment and Third Party Beneficiaries
     ----------------------------------------

     15.1  Except as provided in Section 16.1, neither this Agreement nor any
                                 ------------
           rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

     15.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     15.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 16.1, neither party shall make any commitment
                       ------------
           with third parties that are binding on the other party without the other party's prior written consent.

16.  Subcontractors
     --------------

     16.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with a Transfer Agent subsidiary or affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its subsidiary or affiliate as it is for its own acts and omissions.

     16.2  Except as provided in Section 16.4, the Transfer Agent shall be
                                 ------------
           fully responsible to the Fund for the acts and omissions of any subcontractor chosen by the Transfer Agent to provide any of the services described in Sections 1.1, 1.2, or 2.2 of this Agreement.
                                 -------------------------

     16.3 Transfer Agent agrees that, as a condition of subcontracting with an affiliated party to provide Services under this Agreement, it will require the such affiliated subcontractor to comply with the following:

           (a) the DST's Computer Systems, programs and software meet the standards specified in Section 4 of this Agreement;
                                  ---------

           (b) the subcontractor, its employees and agents will agree to abide by the limitations in Section 12.3 of this Agreement concerning the
                                 ------------
           disclosure and use of the Fund's Proprietary Information.

         16.4 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies or such similar third parties providing similar services, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

17.      Miscellaneous
         -------------

         17.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

         17.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         17.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such cause.

                  (a) Exceptions for Certain Computer Failures. This section shall not excuse the Transfer Agent's failure to perform based upon computer equipment failure arising from the Transfer Agent's failure to meet its obligations under Section 4 of
                                                                ---------
                  this Agreement.

                  (b) Exception Regarding Failure to Comply with Disaster Recovery Plan. Transfer Agent represents that it has a reasonable back-up and disaster recovery plan in place that requires the Transfer Agent to maintain back-up files of the Fund's data or records required to be maintained under the Investment Company Act at another location other than the Transfer Agent's principal place of business. This section shall not excuse the Transfer Agent's failure to perform based upon a loss of Fund data unless the Transfer Agent has maintained back-up files of the Fund's data or records as noted in Section 17.3 (b) of this Agreement.
                           ----------------

         17.4 Consequential Damages. Neither party to this Agreement shall be liable to the other part for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

         17.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

         17.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

         17.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

         17.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

         17.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         17.10 Counterparts. This Agreement may be executed by the parties herein on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         17.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

         17.12    Audit; Annual Financial Statements.

                  (a) Transfer Agent will cooperate in providing to Fund or its auditors which shall be a national independent public accounting firm, at Fund's expense (including time and materials expense associated with Transfer Agent' staff participation) any information reasonably requested by Fund or Fund's auditors which is necessary or required for the performance by Fund of any audit of the accounts or records of Services performed by Transfer Agent pursuant to the terms and conditions of this Agreement to the extent required by law. If during the course of such audit, the Fund or its auditors identify a control weakness that could adversely impact Transfer Agent's ability to materially perform under the terms and conditions of this Agreement, Fund shall promptly inform Transfer Agent in writing of such control weakness. The Transfer Agent shall have ten (10) business days to respond to this written notice, and thirty (30) days to remedy the weakness. The Transfer Agent reserves the right to cause its independent public accounting firm that provided the most recent Statement of Auditing Standards Number 70 ("SAS 70") to confirm or refute to the parties any perceived control weakness.

                  (b) Transfer Agent shall provide to Fund, upon request, copies of its SAS 70 Report which has been certified by an external accounting firm.

         17.13 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                  (a)  If to Boston Financial Data Services, Inc., to:

                           Boston Financial Data Services, Inc.
                           Two Heritage Drive
                           Quincy, Massachusetts 02171
                           Attention: Legal Department

                           Facsimile:   (617) 774-2287

                  (b) If to the Fund, to:

                           Stephens Inc.
                           111 Center Street
                           Little Rock, Arkansas 77201
                           Attention: Richard H. Blank, Jr.

                           Facsimile:   (501) 377-2331 or
                                        (501) 374-1324

18.      Additional Funds
         ----------------

         18.1 In the event that the Fund establishes one or more series of Shares in addition to those listed in Schedule A with respect to which it desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their name and on their behalf by and through their duly authorized officers, as of May __, 1999.

                              WELLS FARGO FUNDS TRUST



                              BY: ____________________________
                                  Richard H. Blank, Jr.
                                  Treasurer



                              BOSTON FINANCIAL DATA SERVICES, INC



                              BY: ______________________________
                                  Linda Kaplan

                                  SCHEDULE A

                            WELLS FARGO FUNDS TRUST

Aggressive Balanced Equity Fund                             Arizona Tax-Free Fund
Asset Allocation Fund                                       California Tax-Free Bond Fund
California Tax-Free Income Fund                             California Tax-Free Money Market Fund
California Tax-Free Money Market Trust                      Cash Investment Money Market Fund
Colorado Tax-Free Fund                                      Corporate Bond Fund
Disciplined Growth Fund                                     Diversified Bond Fund
Diversified Equity Fund                                     Diversified Small Cap Fund
Equity Index Fund                                           Equity Value Fund
Government Money Market Fund                                Growth Balanced Fund
Growth Equity Fund                                          Growth Fund
Income Equity Fund                                          Income Fund
Income Plus Fund                                            Index Allocation Fund
Index Fund                                                  Intermediate Government Income Fund
International Equity Fund                                   International Fund
Large Company Growth Fund                                   Lifepath Opportunity Fund
Lifepath 2010 Fund                                          Lifepath 2020 Fund
Lifepath 2030 Fund                                          Lifepath 2040 Fund
Limited Term Tax-Free Fund                                  Limited Term Government Income Fund
Minnesota Intermediate Tax-Free Fund                        Minnesota Tax-Free Fund
Moderate Balanced Fund                                      Money Market Fund
Money Market Trust                                          National Tax-Free Fund
National Tax-Free Money Market Fund (Class A)               National Tax-Free Money Market Fund (Svc. and
                                                              Institutional Classes)
National Tax-Free Money Market Trust                        Oregon Tax-Free Fund
Overland Express Sweep Fund                                 Ready Cash Investment Fund
Small Cap Fund                                              Small Cap Opportunities Fund
Small Cap Value Fund                                        Small Company Growth Fund
Stable Income Fund                                          Strategic Income Fund (Institutional)
Treasury Plus Institutional Money Market Fund (Service      Treasury Plus Money Market Fund (Class A & E)
   and Institutional Classes)
100% Treasury Money Market Fund                              Variable Rate Government Fund
Wealthbuilder II Growth & Income Portfolio                   Weathbuilder II Growth Balanced Portfolio
Weathbuilder II Growth Portfolio


WELLS FARGO FUNDS TRUST                                      BOSTON FINANCIAL DATA SERVICES, INC.

BY: ________________________________                         BY: ________________________________
    Richard H. Blank, Jr.
    Treasurer


June __, 1999.

                                 SCHEDULE 2.2

                    THIRD PARTY ADMINISTRATOR(S) PROCEDURES

1. On each Business Day, the TPA(s) shall receive, on behalf of and as agent of the Fund(s), Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Plan Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date."

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+l). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Plan Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Plan Participants. With respect to any such mailing. the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)'s expense complete and accurate set of mailing labels with the name and address of each Plan Participant having an interest through the Plans in Shares.

WELLS FARGO FUNDS TRUST                 BOSTON FINANCIAL DATA SERVICES, INC.


BY: ________________________________    BY: ________________________________
    Richard H. Blank, Jr.
    Treasurer



June __, 1999.

                                 SCHEDULE 3.1

                                     FEES

                        Fee Information for Services as
                 Plan, Transfer and Dividend Disbursing Agent

                              Norwest/Wells Fargo
                                 Full Service

--------------------------------------------------------------------------------
ANNUAL ACCOUNT SERVICE FEES
--------------------------------------------------------------------------------

     Direct Accounts                                    $  19.50
     Level Three Networked Accounts                     $  12.00

     Closed Account Fee                                 $   2.00

     Complex Base Fee                                   $100,000

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

--------------------------------------------------------------------------------
ACTIVITY BASED FEES
--------------------------------------------------------------------------------

     Telephone Calls                                    $    3.00/each

--------------------------------------------------------------------------------
CONVERSION FEES
--------------------------------------------------------------------------------

     Per Account Fee                                    $    2.00

--------------------------------------------------------------------------------
IRA CUSTODIAL FEES
--------------------------------------------------------------------------------

     Annual Maintenance                                 $   10.00/account*

--------------------------------------------------------------------------------
DEDICATED PROGRAMMING
--------------------------------------------------------------------------------

     Per Dedicated Associate                            $150,000/per year

--------------------------------------------------------------------------------
OUT-OF-POCKET EXPENSES                                  BILLED AS INCURRED
--------------------------------------------------------------------------------
These fees will be subject to an annual Cost of Living Adjustment based on regional consumer price index.

*Paid by shareholder.

For purposes of the complex base fee, the term "complex" includes all the of the Portfolios of Stagecoach Funds, Inc., Stagecoach Trust, Life & Annuity Trust, Norwest Advantage Funds and Norwest Select Trust. After the closing of the Reorganization of the Stagecoach and Norwest Fund families, the term "complex" includes all of the Portfolios of Wells Fargo Funds Trust and Wells Fargo Variable Trust, provided that the total amount of CUSIP numbers for the complex does not exceed
150. For each additional CUSIP number, the complex base fee will increase by $7,000 per year.

Out-of-Pocket expenses include but are not limited to: confirmation statements, investor statements, postage, forms, audio response, telephone, records retention, customized programming/enhancements, federal wire, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the fund.


WELLS FARGO FUNDS TRUST                     BOSTON FINANCIAL DATA SERVICES, INC.


BY: ________________________________        BY: ________________________________
    Richard H. Blank, Jr.
    Treasurer



June __, 1999.